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                                                                    Exhibit 99.1


                                                For more information, contact:
                                                J. Michael Dodson
                                                Chief Financial Officer
                                                Addo Barrows
                                                Director, Treasury Operations
                                                (480) 705-2113

FOR IMMEDIATE RELEASE

       SPEEDFAM-IPEC COMPLETES SALE OF 50% INTEREST IN FUJIMI CORPORATION

CHANDLER, Ariz. -- November 23, 1999 -- SpeedFam-IPEC, Inc. (Nasdaq:SFAM), a leading supplier of high-throughput chemical mechanical planarization (CMP) systems for the semiconductor industry and flat surface processing systems for the thin film memory disk media and silicon wafer industries worldwide, today announced the completion of the sale of its 50% interest in a joint venture, Fujimi Corporation, to its 50% partner, Fujimi Incorporated. The cash transaction was valued at $9.8 million.

         Fujimi Corporation sells abrasives and slurries (polishing liquids) manufactured by Fujimi Incorporated, a leading global supplier and distributor of abrasives and slurries, primarily to silicon wafer, thin film memory disk media and general industrial manufacturers in North and South America.

         According to the respective companies, this sale will enable Fujimi Incorporated to consolidate its global abrasive and slurry distribution system and SpeedFam-IPEC to increase its focus on the worldwide CMP market.

         "We are pleased that after 15 years of mutual cooperation, the joint owners of Fujimi Corporation have been able to reach a fair agreement on its future ownership," said Richard J. Faubert, president and chief executive officer of SpeedFam-IPEC. "This transaction makes business sense for both parties -- Fujimi Incorporated will have 100% control of its major marketing outlet in the United States, and SpeedFam-IPEC will continue to sharpen its focus on the global market for CMP equipment. SpeedFam-IPEC will also continue to sell Fujimi products to the thin film memory disk media market."

SPEEDFAM-IPEC, INC.

         SpeedFam-IPEC, Inc. designs, develops, manufactures, markets, and supports chemical mechanical planarization (CMP) systems used in the fabrication of semiconductor devices and other high-throughput precision surface processing systems. SpeedFam-IPEC's flat surface processing systems are used in the thin film memory disk media, silicon wafer and general industrial applications markets.
                                    --more--

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SpeedFam-IPEC Completes Sale of 50% Interest in Fujimi Corporation

         The company also markets and distributes slurries (polishing liquids), parts and consumables used in its customers' manufacturing processes. SpeedFam-IPEC, Inc. owns a 50-percent interest in a joint venture, SpeedFam-IPEC Co., Ltd. (the Far East Joint Venture).

This news release contains forward-looking statements. Actual results may vary. The CMP market may not grow. Competitive conditions in the industry and technological changes may affect the market for CMP equipment, and the timing of CMP growth in Asia is uncertain. The company may not be successful in developing copper CMP and 300mm process technologies, delivering to market products based on these technologies, generating revenue from these products, and increasing its market share in CMP. The increase in buying capacity from semiconductor manufacturers may not materialize as anticipated, and the company may not be successful in leveraging the anticipated increase. The thin film memory disk media and silicon wafer markets may not recover from their respective downturns. See SpeedFam-IPEC's, SpeedFam's and IPEC's filings with the SEC, including the Form S-4 filed on March 8, 1999 and the Annual Report on Form 10-K filed on August 30, 1999, for additional risks affecting the company.

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